847 Putnam MN Tax Exempt
11/30/04 Semi

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended November 30, 2004, Putnam Management
has assumed $2,618 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A		2,003
Class B	 	553

72DD2 (000s omitted)

Class M		20

73A1

Class A		0.1821
Class B		0.1523

73A2
Class M 		0.1685

74U1 (000s omitted)

Class A		10,849
Class B		3,431

74U2 (000s omitted)

Class M		116

74V1

Class A		9.03
Class B		9.00

74V2

Class M		9.02